UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2010

Adino Energy Corporation
(Exact Name of Registrant as Specified in Charter)

Montana	333-74638	82-0369233
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2500 City West Boulevard, Suite 300 Houston, Texas 77042
(Address of principal executive offices)

(281) 209 – 9800
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2010, Peggy Behrens resigned as a director of Adino Energy Corporation (“Adino” or the “Company”), effective December 21, 2010. Ms. Behrens’ resignation was not due to any disagreement with the Board or the Company. The Company is providing Ms. Behrens a copy of the disclosures contained in this Form 8-K and will amend this Form 8-K with any correspondence received from Ms. Behrens.

Also on December 15, 2010, the Board appointed Iftikhar Dean a director and president of the Company, effective December 21, 2010.  Mr. Dean is president of Sunco Group, LLC (“Sunco”) of Houston, Texas, a fuel trading and terminaling company since 2008. From 1999 to 2008, Mr. Dean was Chief Executive Officer of Jade Global Trading Corporation, a fuel trading company. Mr. Dean was appointed to the Board pursuant to a memorandum of understanding entered into with the Company whereby Sunco and Saranac Energy International, Inc. (“Saranac”) agreed to lend to the Company the amount of $2,500,000 in a promissory note. The note automatically converts to Adino stock at the rate of 50 cents per share once the closing price of Adino’s stock reaches 50 cents. Under the memorandum of understanding, Sunco and Saranac also agreed to furnish to Adino a letter of credit in the amount of $10 million.

Item 9.01 Financial Statements and Exhibits

Letter of resignation of Peggy Behrens dated December 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Adino Energy Corporation
(Registrant)

By:	/s/ Timothy G. Byrd, Sr.
Timothy G. Byrd, Sr.
Chief Executive Officer

Dated:             December 21, 2010